Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GEEKNET, INC.

A Delaware Corporation

Geeknet, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

A.           The name of this Corporation is Geeknet, Inc.

B.           The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 21, 1999.

C.           Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, amends and restates the first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock that this Corporation is authorized to issue is 25,000,000 with a par value of $0.001 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is 1,000,000, with a par value of $0.001 per share.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation’ s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’ s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

D.           This Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Geeknet, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by Kenneth Langone, its Interim President and Chief Executive Officer, this 9th day of November, 2010.

GEEKNET, INC.

/s/ Kenneth G. Langone
Kenneth G. Langone
Interim President and Chief Executive Officer